Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Babson Capital Global Short Duration High Yield Fund:

We consent to the use of our report, dated September 20, 2012, with respect to the financial statements included herein and to the reference to our firm under the heading “Independent Accountants” in the Statement of Additional Information.

Boston, Massachusetts

October 25, 2012